Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW
FQ2 2021 Earnings Call Transcripts
Monday, February 07, 2022 10:00 PM GMT

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | FEBRUARY 07, 2022

Call Participants

EXECUTIVES

Michael C. Willoughby
President & CEO and Director

R. Zach Thomann
Executive VP & COO

Thomas J. Madden
Executive VP & CFO

ANALYSTS

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

 ATTENDEES

Cody Slach
Gateway Group, Inc.

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | FEBRUARY 07, 2022

Presentation
Operator
Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb's financial and business update. Joining us today are PFSweb's CEO, Mike Willoughby; the COO and President of PFS, Zach Thomann; the company's CFO, Tom Madden; and the company's outside Investor Relations adviser, Cody Slach with Gateway Investor Relations.

I would now like to turn the call over to Mr. Slach for some introductory comments.
.
Cody Slach
Gateway Group, Inc.
Thank you. Before we go further, I'd like to make the following remarks concerning forward-looking statements. All statements in this call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements.

The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the company's 10-Q and 10-K, 10-KA and Investors section of the PFS website under safe harbor statement.

I'd like to remind everyone this call will be available for replay through February 21, starting at 8:00 p.m. Eastern Time today. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfscommerce.com. Any redistribution, retransmission or rebroadcast of this call in any way without the express written consent of PFSweb is strictly prohibited.
Now I'd like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?
Michael C. Willoughby
President & CEO and Director
Thank you, Cody, and good afternoon, everyone. Before beginning my prepared comments, I'd like to congratulate Zach Thomann on his recent promotion to Chief Operating Officer. It is my great privilege to have Zach as my strategic partner in leading our company through a time of significant transition as we look to take full advantage of the tailwinds our global e-commerce order fulfillment business is currently experiencing.

Speaking of significant transition, this is clearly a very unusual earnings call as we work to update you on all that has transpired in our core PFS business since our last call in May 2021. We will also provide some color commentary on the Q2 '21 results we released earlier today.

We're going to update you on 4 key areas before getting to Q&A: first, we are working expeditiously to become current with our financial reporting, and we will have an update on that shortly; second, our PFS business saw ongoing positive momentum in 2021 and into the start of 2022; third, we continue to work with our financial adviser, Raymond James, on a review of a full range of strategic alternatives. We are focused on determining the most advantageous ways to both create additional shareholder value and return to shareholders the significant amount of capital we currently hold; fourth, we have been making progress towards optimizing our business structure following the LiveArea divestiture, including the consolidation of our business functions and facilities into a rationalized operation and structure designed to meet the needs of the PFS business and aligned with the strategic alternatives process. We have engaged G2 Capital Advisors to advise the management team and the Board throughout this process.

So starting with an update on our financials. Our team and our advisers, which include leading internationally recognized accounting and tax firms, have been working diligently to bring our financial reporting up to date. Our delay in the filing of the June 2021 10-Q, which has now been filed this afternoon, and the continued delay in the filing of the company's financials for the period ending September 30, 2021, is a direct result of the complex tax implications and labor-intensive closing process associated with the sale of the LiveArea global business to Merkle.

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | FEBRUARY 07, 2022
While we closed that transaction on August 25, 2021, with approximately $250 million in gross proceeds, the transaction resulted in the very complex financial reporting and accounting segmentation of these previously commingled business entities. Look, candidly, the timeline that we and our advisers anticipated just did not sufficiently contemplate the complexities of this process. The varying tax treatments resulting from the multinational structure of the business with operations in 4 countries, including Bulgaria, India, U.K. and the U.S. and the classification of LiveArea's financial results as discontinued operations back through 2020 have been a very heavy lift for our team, especially our accounting department and our various advisers.

We are pleased to now have the Q2 reporting process behind us as a sign of progress. And as you can imagine, these delays have been very disappointing, especially coming off the excitement of having generated excellent value through the LiveArea transaction. But we continue to make progress as we focus on getting current with our filings and regaining compliance with NASDAQ listing requirements.

At the same time, we have not taken our eye off the ball when it comes to other areas of our strategic focus. Our work to bring our filings current has not impacted the continued positive momentum in our PFS business and our commitment to maximizing value for all shareholders through our strategic alternatives process.

I want to touch on one more element before getting to Q2 financials. As we have previously communicated, due to the filing delays, we have received notices from NASDAQ regarding noncompliance with its SEC periodic filing requirements for continued listing. Due to our continued delay in filing of the September 2021 10-Q, we expect to receive a delisting notification as early as tomorrow, February 8. Importantly, we do not anticipate this notice will result in an immediate impact on the trading status or listing of the company's shares. The company has been proactively communicating with NASDAQ throughout the process, and we will diligently follow the NASDAQ appeal process and take all necessary steps to remain listed while continuing to work towards filing the delayed financial statements. We will continue to make all the appropriate disclosures, and we'll look to provide further updates on the filing of our Q3 '21 financials as the situation warrants.

Now critically, our Q2 '21 GAAP financials only tell half the story since the filings reflect the business with LiveArea treated as a discontinued operation but do not include the completion of the transaction and the resulting transformation of the balance sheet and capital structure of the business. The Q3 '21 results are required to get the entire picture. So today, we will focus primarily on the performance of the core PFS business and provide color on the highly successful LiveArea transaction and the state of the business as we have moved into '22.

Beginning with the LiveArea transaction, as I mentioned in my closing comments in our last conference call in May 2021, we committed to work to structure our business to be optimized for the opportunities inherent within the e-commerce services sector, particularly considering the COVID-related tailwinds coming out of '20. We sought to conclude these organizational and commercial activities in the first half of '21 to be best positioned to make the most of these opportunities, and I'm very pleased to have been able to monetize our efforts so effectively for the benefit of our shareholders.

Let me provide a little more detail on the LiveArea transaction and its impact on our balance sheet. As we announced, the gross proceeds from the sale of LiveArea were approximately $250 million. To briefly overview the use of proceeds, approximately $63 million went to retire substantially all of our corporate debt, and two, we incurred approximately $15 million in cash-based transaction-related costs, primarily resulting from legal, accounting and other professional services fees across multiple geographies and disciplines, both before and after the completion of the transaction.

Also included are the customary investment banker commissions and transaction retention bonuses earned by members of the LiveArea and PFSweb corporate management team who were critical to the negotiation and completion of the transaction. And three, we have remitted approximately $33 million in estimated income taxes related to the gain on the sale of the LiveArea business.

Net proceeds, combined with operational cash balances in the business, resulted in approximately $152 million of total cash at the end of December '21 and less than $1 million of debt. The value generated from the LiveArea transaction is a significant milestone for 2021. But I also want to highlight that our PFS business continued to perform well operationally during this time despite the many complications created from the ongoing pandemic and macroeconomic trends.

Due to the significant change to our GAAP financial statements, which now reflect the LiveArea business as a discontinued operation and the combination of corporate functions and PFS as our continuing operations, our core PFS operations business will no longer be presented in a segmented view in our GAAP financial statements. We believe this

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | FEBRUARY 07, 2022
makes it difficult to understand the financial performance of our core business and to compare the performance of the core business to historical PFS segment results.

The new presentation also makes it more difficult to understand the corporate overhead within the business and how our corporate overhead in 2021 relates to: number one, the support of the core PFS business; number two, the LiveArea transaction process in Q2 and Q3 of '21; the process of accounting for the transaction and tax implications beginning in Q2 and continuing through our annual close processes; and four, support of the transaction services agreement with Merkle; and five, necessary public company costs.

To overcome these challenges with our GAAP financial statements, we have included a non-GAAP financial presentation in today's press release, which provides a relatively consistent segmented view of the core PFS business and will continue to be included on future financial results -- press releases this year. During that presentation -- using that presentation, Tom will first provide highlights of the financial results for the PFS business in Q2 and our financial outlook for the '21 fiscal year. Zach will also provide additional color on the operational and sales performance of the PFS business and highlights from our recently completed holiday peak period before we move on to address the current state of the business and our plans and expectations for 2022. At this point, I'll pass it over to Tom. Tom?

Thomas J. Madden
Executive VP & CFO
Thanks, Mike. As you will see in our non-GAAP PFS presentation, our Q2 2021 service fee equivalent revenue, or SFE revenue, for the PFS business was $39.9 million compared to $41.7 million during the same period in 2020. Our CY 2021 total SFE revenue is expected to be approximately $187 million in CY 2021 compared to $176.1 million for 2020, which is within the previously provided guidance range of 5% to 10% for annual PFS SFE revenue growth.

Remember that our calendar year 2020 SFE revenue was favorably impacted by nonrecurring revenue associated with our clients' retail store closures in Q2 through Q4 of CY 2020, which we estimated to be in the range of $10 million to $12 million in total incremental SFE revenue contribution across those periods. We are encouraged by the CY 2021 annual growth in the PFS core business, especially considering the incremental revenue generated from the store closure events in 2020.

Our PFS 2021 Q2 gross profit was $10.0 million with a gross margin of 25.1% of PFS SFE revenue compared to a gross profit of $12.3 million with a gross margin of 29.5% of PFS SFE revenue in the comparable period in the prior year. Our 2021 total gross profit is currently expected to be between approximately $45 million and $46 million, resulting in a gross margin of between 24% to 25% for the year as compared to a gross profit of $45.9 million with a gross margin of 26% for 2020.

The decline in 2021 gross margin in Q2 2021 compared to 2020 is consistent with our expectations we forecasted in the March and May conference calls last year and is primarily related to the increased labor costs experienced in our fulfillment centers. We instituted pricing adjustments in new and existing client contracts, rebalanced client volumes across our U.S. fulfillment network, which reduced the concentration in Memphis, and we negotiated COVID and holiday surcharges to help moderate the impact of these 2021 gross margin pressures. The mix-related changes in the business compared to 2019 has resulted in a continued increase in the percentage of fulfillment and contact center revenues. This will likely result in long-term overall gross margins that are more aligned with the gross margins for these core services, which tend to range between 20% and 25%.

While we have seen some expected gross margin reduction, we continue to expect that 2021 PFS pro forma stand-alone adjusted EBITDA as a percent of PFS SFE revenue will be within our prior guidance of 8% to 10%. Note that the PFS pro forma stand-alone adjusted EBITDA metric refers to our estimated adjusted EBITDA profitability for the PFS business as if we were operating in a nonpublic environment without current certain corporate overhead costs.

Our actual consolidated adjusted EBITDA from continuing operations in the second quarter of 2021 was a loss of $1.7 million compared to an adjusted EBITDA contribution of $4.5 million in the comparable quarter of calendar year 2020. In addition to the impact of the reduced gross profit, the adjusted EBITDA was also unfavorably impacted by increased facility and personnel-related costs in 2021. Also, if you recall, our Q2 2020 SG&A was favorably impacted by a $1.7 million adjustment amount related to the reduction in our vacation accrual due to a modified vacation policy put in place by the company in the U.S. in 2020.

Our capital expenditures for PFS in Q2, including assets acquired under long-term debt and finance leases, were approximately $2.3 million and are expected to be in the range of $8 million to $10 million for the full year 2021, primarily

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | FEBRUARY 07, 2022
driven by the ramping operations at our new fulfillment center and other capacity expansions as this -- and this also falls within our previously stated expectation. I'll now turn the call over to Zach to provide an operations and sales update for the business as we wrapped up the year and recently announced some record-setting results. Zach?

R. Zach Thomann
Executive VP & COO
Thanks, Tom. In our last call, I mentioned that we entered 2021 with strong operational momentum in the business and high customer satisfaction on the heels of a record fulfillment volumes in 2020. Our priority for 2021 was to follow 2020 with continued growth and invest in capacity within our core business to capitalize on the growth within the e-commerce fulfillment market by: one, expanding our multi-node fulfillment strategy to better serve our clients' customers; two, to drive our fulfillment as a service product offering to allow for more dynamic and flexible fulfillment networks; and three, convert a strong sales pipeline for continued growth. I'm happy to report that we met all of these objectives and more within the calendar year while setting a new company fulfillment record by shipping over 29 million orders in 2021, an increase of roughly 6% over our previous record set in 2020.

In addition to setting a new annual order fulfillment record, PFS also eclipsed its single-day fulfillment record on Cyber Monday of 2021 by fulfilling 387,000 orders. These records, along with some of the other operational highlights we mentioned in our recent press release, underscore the success of both the peak season and our growth throughout 2021. This record performance is particularly impressive, given that 2020 benefited from heightened activity due to client store closures at the onset of the pandemic. The fact that we grew in 2021 even with the reopening of retail stores shows you the strength of our core business and our ability to scale the business to meet increasing client demand.

These improvements in capacity and performance are a direct result of PFS' continued facility expansion projects that were successfully completed in 2021 that include the opening of a new 170,000-square-foot fulfillment center in north Las Vegas, Nevada in the second quarter and the expansion within PFS' existing facility in Irving, Texas in the third quarter. In conjunction with these projects, PFS implemented additional clients in 2021 into a multi-node strategy and now has 15 client relationships that are fulfilling product out of more than one PFS facility. This multi-node approach allows PFS to increase capacity, leverage multiple labor markets to mitigate labor shortages and improve fulfillment cycle times for our clients while also affording our clients an improved customer experience and lower transportation expense.

From a sales perspective, PFS' continued operational success for the last 24 months has led to both more opportunities and larger opportunities in the sales pipeline, resulting in PFS seeing a higher ACV or average contract value and bookings while allowing our team to better match sales opportunities to our expansion road map. Throughout 2021, PFS signed 15 new engagements with a combined estimated $27.2 million in ACV compared to 20 new engagements in 2020 worth a combined estimated $14.3 million in ACV. In addition, we booked 4 projects worth a combined estimated $2 million during 2021. These short-term projects are representative of both product-related sales, like RetailConnect, but also include consultative projects PFS engages on with clients on a short-term basis.

Entering 2022, the sales pipeline continues to be near record levels, comprised mainly of larger ACV fulfillment-related opportunities across both Europe and North America. This pipeline will allow PFS to continue to expand its multi-node fulfillment strategy and help meet its growth objectives in 2022. As we've entered 2022, we continue to see strong tailwinds in the business and strongly believe our strategy will result in revenue toward the high end of our SFE revenue growth targets of 5% to 10%. We expect this will be driven by a combination of expected continued overall organic growth from existing clients, strong bookings and a robust sales pipeline.

PFS will continue to focus on investing in growth in 2022 and structuring the business for scale as we expect to continue to experience wage pressure at least through the first half of 2022. Therefore, we continue to target PFS estimated pro forma stand-alone adjusted EBITDA to be in the range of 8% to 10% of SFE revenue in 2022.

This is an exciting time for PFS, given the opportunities in the industry and PFS' proven track record of delivering for its clients. I look forward to sharing more information with all of you in the forthcoming calls and investor events. I'll now pass the call back over to Mike. Mike?

Michael C. Willoughby
CEO & Director

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | FEBRUARY 07, 2022
Thank you. Immediately after closing the LiveArea transaction in August, our leadership team began adjusting the business to reduce costs and begin to align the business with the needs of our core PFS business while also supporting the transition services agreement with Merkle. During Q4, the emphasis has been on replacing certain hardware and software associated with the LiveArea transaction with lower cost alternatives and working to optimize our facilities footprint.

At the end of Q4, we exited the remaining physical space formerly hosting our contact center operation and our backup data center. We now operate a completely virtual contact center solution, and our backup data center is hosted with our co-location partner. We've also moved to low-cost space-sharing office arrangements or co-located corporate offices with operations facilities in each geography. Our go-forward office philosophy will be to co-locate corporate and contact center offices with our logistics facilities wherever possible.

We plan to relocate our primary data center to another one of our co-location partners facilities in Q1 of '22, at which point, we will seek to substantially reduce the annual costs associated with our Dallas area corporate headquarters. We have engaged G2 Capital Advisors to assist us in optimizing our business structure and operations. While we have already taken action on low-hanging fruit opportunities in late Q3 and in Q4 of 2021, the majority of the heavy lifting will be in the first half of 2022. Our objectives from this process are to operate a lean organization focused on the needs of our core business with minimal corporate overhead and the necessary public company costs. Finally, let me touch again on our ongoing strategic alternatives process with Raymond James. Given the strong performance of the PFS business throughout 2021, we believe that this is a very attractive platform and that we will have many compelling options as we consider the most advantageous ways to both create additional shareholder value and return to our shareholders the significant amount of capital we currently hold within the business. With that, we'll now open the call for Q&A. Gigi? .

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | FEBRUARY 07, 2022
Question and Answer
Operator
And our first question will come from George Sutton from Craig-Hallum.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

First, Zach, congratulations on the new position.

R. Zach Thomann
Executive VP & COO

Thank you.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

I wondered if you could talk about Shopify and some of the noise around what it's been doing recently in terms of going out to fulfillment partners and pulling back and I think in an objective to do it more on their own. Can you just talk about what that dynamic is having in the space in your opinion and to your opportunities?

Michael C. Willoughby
President & CEO and Director

Yes. It's a really interesting question, George. I'll give a little color and then I'll pass it back over to Zach to provide his thoughts on it. It's been, what, maybe 18 months since Shopify sort of announced in a fairly ambiguous way their entrance into fulfillment and then immediately bought the robotics and automation company. And then I think maybe you're referring to recently their announcement that they were kind of pivoting away from some of the partnerships that they've gotten into and didn't necessarily really announce what they were going to do in place of that.

So I think that whole part of Shopify's initiative continues to be pretty fuzzy from our perspective. We were not part of that fulfillment network. The network they were putting together was, as far as we could tell, very oriented towards the SMB audience and commodity fulfillment. That being said, we have a lot of clients that are on the Shopify platform. One of our most successful clients is on the Shopify platform and actually is driving a significant amount of volume even today through our facilities.

So I think we're excited about where Shopify opportunities can show up as opportunity for us. But I do think there's a sweet spot within their ecosystem that we'll continue to target, which is clients that want a premium fulfillment experience even while they enjoy the relative simplicity of the platform. That's my perspective. Zach, I don't know if you have any color you want to provide.

R. Zach Thomann
Executive VP & COO

No, I think you covered it really well, Mike. The only thing I might add is, as Shopify is going to market with this, they've been pretty intentional about saying they wanted to select best-in-breed provider. So there's some noise in the market that they've since looked bad over the performance over the last 24 months, and it's been certainly unprecedented for a number of service providers, and I think they may be reevaluating what that looks like on a go-forward basis.

I think it really calls out how well PFS performed, having a very strong peak season as well as continuing to scale efficiently for its clients. So that's really the noise that we're hearing associated with Shopify, but as Mike pointed out, they continue to be a valuable partnership for us in terms of front-end platform for the PFS business.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | FEBRUARY 07, 2022
Got you. So any time a company's in a lengthy strategic alternatives process, obviously, there are dastardly competitors who will use that against them typically. It doesn't sound like that has had an impact on either your wins or your pipeline. Am I hearing that correctly?

Michael C. Willoughby
President & CEO and Director

I think that's correct, George. Obviously, we look over the next few months and there's some additional work we need to do. And we're going to be very, very focused on messaging within our pipeline and with our current clients on all the success stories and the strength of the core business despite some distractions that we continue to have at the corporate level.

My guess is that over the next 2 months, you're going to hear stories coming out of many of our competitors that indicate that they struggled during 2021 and particularly during the holiday period with supply chain disruptions and unmitigated labor cost inflation and various things that are negative. And I couldn't be more proud of Zach and his team in the way that they operated during another COVID-impacted year, and particularly in Q4 as all of the plans that they put in place to really try to mitigate some of these macroeconomic factors, like wage costs being the biggest, and performed with the expected high-caliber performance that we turned in.

Regardless of what kind of FUD our competitors put into the market with regard to the things we're talking about today, we have the strength of the underlying business to have as a foundation for taking advantage of this amazing sales pipeline that Zach and his team have generated so far.

George Frederick Sutton
Craig-Hallum Capital Group LLC, Research Division

Got you. And then last question. Given that, obviously, this is a net of amount of cash to investors that they'll get back, one of the questions that I've been getting after you released is the question around the dollars anticipated to be spent on advisers. Can you just give us some quantification there? Or I assume this is not an unlimited amount of dollars being...

Michael C. Willoughby
President & CEO and Director

I can assure you, it's not an unlimited amount. We try to, in the cash bridge commentary that I provided, provide a ballpark number that we're looking at for advisers. I mentioned $15 million. I don't know that it accounts for all of the professional services that we'll spend post transaction. That remains to be seen. We definitely need to get through a fair amount of tax-oriented work in order to file our Q3.

But it's not -- definitely not an open checkbook. That being said, we are focused on getting this done expeditiously. The point for giving the cash bridge was to at least set a ballpark for what we view as net proceeds. And our focus is going to be on getting that back to our shareholders. You might imagine there are various ways that we're looking at that and which is the most efficient and effective way. And I think the strategic alternatives process and the advice that we're given is focused -- laser-focused on that being the #1 outcome that we're trying to drive.

Operator
At this time, this concludes our question-and-answer session. I would now like to turn the call over back to Mr. Willoughby for closing remarks.
Michael C. Willoughby
CEO & Director
Thank you, Gigi, and I'd like to thank everyone that attended the call this afternoon.

Operator

Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

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PFSWEB, INC. FQ2 2022 EARNINGS CALL | FEBRUARY 07, 2022
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